Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

TriSalus Life Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	TriSalus Life Sciences, Inc. 2023 Equity Incentive Plan Common Stock, $0.0001 par value per share (outstanding options)	Other(2)	900,500(3)	$10.58(2)	$9,572,290.00	$0.0001476	$1,406.23
Equity	TriSalus Life Sciences, Inc. 2023 Equity Incentive Plan Common Stock, $0.0001 par value per share (reserved for issuance)	Other(4)	4,684,508(5)(6)	$5.12(4)	$23,984,680.96	$0.0001476	$3,540.14
Equity	TriSalus Life Sciences, Inc. 2023 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Other(7)	1,396,252(8)(9)	$4.35(7)	$6,076,488.70	$0.0001476	$896.89
Equity	TriSalus Life Sciences, Inc. 2009 Equity Incentive Plan Common Stock, $0.0001 par value per share	Other(10)	206,073(11)	$3.31(10)	$682,101.63	$0.0001476	$100.68
Total Offering Amounts							$40,270,561.29
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$5,943.94

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.0001 par value per share (“Common Stock”), of the Registrant which become issuable under the TriSalus Life Sciences, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), the Surefire Medical, Inc. 2009 Amended and Restated Equity Incentive Plan (the “2009 Plan”) and the TriSalus Life Sciences, Inc. 2023 Employee Stock Purchase Plan (the “2023 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act based on the weighted-average exercise prices of the 900,500 stock option awards outstanding under the 2023 Plan as of the date of this Registration Statement.
(3)	Represents 900,500 shares of Common Stock underlying stock option awards granted and outstanding under the 2023 Plan.
(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on October 11, 2023, which date is within five business days prior to the filing of this Registration Statement.
(5)	The number of shares reserved for issuance under the 2023 Plan will automatically increase on January 1st of each year for a period of up to ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to 5% of the total number of shares of common stock outstanding on a fully diluted basis on December 31 of the preceding year. Notwithstanding the foregoing, the board of directors of the Registrant (the “Board”) may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. This explanation is provided for informational purposes only. The issuance of such shares is not being registered on this Registration Statement.
(6)	Represents 4,684,508 shares of Common Stock reserved for issuance pursuant to future awards under the 2023 Plan. To the extent that any awards outstanding under the 2023 Plan are forfeited, are cancelled, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Common Stock under the 2023 Plan.
(7)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on October 11, 2023, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2023 ESPP.
(8)	The number of shares reserved for issuance under the 2023 ESPP will automatically increase on January 1st of each year for a period of up to ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to the lesser of (i) 2% of the total number of shares of common stock outstanding on a fully diluted basis on December 31st of the preceding year, and (ii) 2,792,503 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. This explanation is provided for informational purposes only. The issuance of such shares is not being registered on this Registration Statement.
(9)	Represents 1,396,252 shares of Common Stock reserved for future issuances under the 2023 ESPP.
(10)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act based on the weighted-average exercise prices of 206,073 stock option awards outstanding under the 2009 Plan as of the date of this Registration Statement.
(11)	Represents 206,073 shares of Common Stock underlying stock option awards previously granted and outstanding under the 2009 Plan, as assumed by the Registrant on August 10, 2023 pursuant to the Agreement and Plan of Merger dated as of April 4, 2023, as amended on May 13, 2023, and as further amended on July 5, 2023, by and among MedTech Acquisition Corporation, the predecessor Registrant (“MTAC”), MTAC Merger Sub, Inc. a Delaware corporation and a direct wholly owned subsidiary of MTAC, and TriSalus Operating Life Sciences, Inc. (formerly known as TriSalus Life Sciences, Inc.), a Delaware corporation.